Exhibit 99.3

DEALERTRACK TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Basis of Presentation

The following unaudited combined condensed pro forma financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Dealertrack Technologies, Inc. (“Dealertrack”, the “Company”,  “our”  or  “we”) and Dealer Dot Com, Inc. (“Dealer.com”).  The unaudited pro forma combined condensed financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial statements were directly attributable to the transaction, are factually supportable, are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma combined condensed financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Dealer.com transaction actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

The unaudited pro forma combined condensed statement of operations included herein does not reflect any potential cost savings or other operating efficiencies that could result from the transaction.

Under the provisions of FASB Accounting Standards Codification Topic 350, “Intangibles — Goodwill and Other” (“ASC 350”), goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual or event-based impairment tests. Intangible assets with finite lives are amortized over their estimated useful lives.

The allocation of purchase price is preliminary and is subject to changes, including, but not limited to: finalization of the assessment of fair value of acquired assets and liabilities, finalization of working capital and other adjustments to purchase price.

The unaudited pro forma combined condensed balance sheet reflects all pro forma adjustments as if the Dealer.com acquisition occurred on December 31, 2013. The unaudited pro forma combined condensed statement of operations gives pro forma effect to the Dealer.com acquisition as if it had occurred on January 1, 2013.

This unaudited pro forma combined condensed financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 21, 2014, and the audited 2013 consolidated financial statements and notes thereto of Dealer Dot Com, Inc. included in this Form 8-K filing.

DEALERTRACK TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(amounts in thousands)

	Dealertrack	Dealer.com	Total of
	Dec 31, 2013	Dec 31, 2013	Pro Forma		Pro Forma
	(Note 2)	(Note 3)	Adjustments		Combined
ASSETS
Current Assets
Cash and cash equivalents	$122,373	$50,803	$(27,254)	(a)	$145,922
Marketable securities	10,589	-	-		10,589
Customer funds and customer funds receivable	25,901	-	-		25,901
Accounts receivable, net of allowances	48,212	24,682	-		72,894
Accounts receivable due from related party	-	5,259	-		5,259
Deferred tax assets, net	6,331	1,377	14,979	(b)	22,687
Prepaid expenses and other current assets	21,533	10,055	-		31,588
Total current assets	234,939	92,176	(12,275)		314,840

Property and equipment, net	31,866	42,489	(2,099)	(c)	72,256
Software and website development costs, net	62,513	7,953	(7,953)	(d)	62,513
Investments	119,318	-	-		119,318
Intangible assets, net	135,554	5,499	459,131	(e)	600,184
Goodwill	317,248	6,948	723,409	(f)	1,047,605
Deferred tax assets, net	40,421	-	16,727	(g)	57,148
Other assets - long-term	14,616	339	-		14,955
Total assets	$956,475	$155,404	$1,176,940		$2,288,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$15,013	$21,937	$-		$36,950
Accrued compensation and benefits	20,645	14,539	-		35,184
Accrued liabilities - other	21,284	3,793	69,799	(h)	94,876
Customer funds payable	25,901	-	-		25,901
Deferred revenue	9,958	4,045	(1,159)	(i)	12,844
Deferred tax liabilities, net	4,278	-	-		4,278
Current portion of long term debt	-	626	(54)	(j)	572
Due to acquirees	2,000	-	-		2,000
Total current liabilities	99,079	44,940	68,586		212,605

Deferred tax liabilities, net	73,193	2,960	171,552	(k)	247,705
Deferred revenue	6,482	252	(224)	(i)	6,510
Due to acquirees	2,000	-	-		2,000
Senior convertible notes, net	170,317	-	-		170,317
Long term debt, net	-	9,949	558,434	(l)	568,383
Other liabilities	4,180	3,609	-		7,789
Total long-term liabilities	256,172	16,770	729,762		1,002,704

Total liabilities	355,251	61,710	798,348		1,215,309

Total stockholders' equity	601,224	93,694	378,592	(m)	1,073,510
Total liabilities and stockholders' equity	$956,475	$155,404	$1,176,940		$2,288,819

DEALERTRACK TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
(amounts in thousands except per share amounts)

	Dealertrack	Dealer.com
	Year Ended	Year Ended	Total of
	December 31, 2013	December 31, 2013	Pro Forma		Pro Forma
	(Note 2)	(Note 3)	Adjustments		Combined
Revenue:
Net revenue	$481,534	$239,091	$-		$720,625

Operating expenses:
Cost of revenue	277,580	128,430	51,074	(AA)	457,084
Product development	15,201	-	-		15,201
Research and development	-	20,109	-		20,109
Selling, general and administrative	177,699	59,111	(1,066)	(BB)	235,744

Total operating expenses	470,480	207,650	50,008		728,138

Income (loss) from operations	11,054	31,441	(50,008)		(7,513)
Interest income	510	33	-		543
Interest expense	(13,262)	(538)	(20,099)	(CC)	(33,899)
Other income (expense), net	614	(8)	-		606
Earnings from equity method investments, net	5,651	-	-		5,651

Income (loss) before (provision for) benefit from income taxes, net	4,567	30,928	(70,107)		(34,612)
(Provision for) benefit from income taxes, net	1,327	(13,877)	7,423	(DD)	(5,127)

Net income (loss)	$5,894	$17,051	$(62,684)		$(39,739)

Basic net income per share	$0.14				$(0.76)
Diluted net income per share	$0.13				$(0.76)
Weighted average common stock outstanding (basic)	43,616		8,715		52,331
Weighted average common stock outstanding (diluted)	45,325		8,715		52,331

DEALERTRACK TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.    Summary of Transaction

On March 1, 2014, we acquired all of the outstanding stock of Dealer Dot Com, Inc. (“Dealer.com”) for approximately 8.7 million shares of our common stock and approximately $618 million in cash, for a total purchase price of $1,089 million, subject to customary post-closing adjustments.

Dealer.com is a leading provider of marketing and operations software and services for the automotive industry and it serves approximately 7,000 U.S. dealers with its integrated suite of products.

We expect this acquisition to significantly expand our subscription business and further strengthen our relationship with both new and existing automobile dealers.

2.    Balance Sheet and Statement of Operations - Dealertrack

Amounts derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on February 21, 2014.

3.     Balance Sheet and Statement of Operations - Dealer.com

Amounts derived from the 2013 audited consolidated financial statements and notes thereto of Dealer.com included in this Form 8-K filing.

4.    Consideration Paid, Assets Acquired and Liabilities Assumed

The following table summarizes the preliminary allocation of the purchase price reflective as of the closing date of March 1, 2014 (in thousands):

Purchase Price Allocation
Cash	$76,567
Current assets	65,324
Property and equipment	41,494
Non-current assets	416
Intangible assets	464,630
Goodwill	736,440
Total assets acquired	1,384,871
Liabilities assumed	(295,797)
Net assets acquired	$1,089,074

Purchase Price
Cash	$617,854
Equity	471,220
Total Consideration	$1,089,074

Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. In accordance with the provisions of ASC 350, goodwill is not amortized but will be tested for impairment at least annually. The acquired intangible assets and goodwill are not deductible for tax purposes.

5.    Intangible Assets

The amounts allocated to acquired identifiable intangible assets consist of the following (in thousands):

Customer relationships	$205,100
Technology	192,000
Non-compete agreements	2,630
Trade names	64,900
Total acquired identifiable intangible assets	$464,630

Customer relationships

The estimated fair value attributed to the acquired customer relationships were determined based on a discounted forecast of the estimated net future cash flows to be generated from the relationships discounted at a rate of approximately 10%. The estimated fair value of the customer relationships will be amortized over a weighted-average period of 13.4 years, following the pattern in which the economic benefits of the customer relationships are expected to be realized.

Technology

The estimated fair value attributed to the acquired technologies were determined based on a discounted forecast of the estimated net future cash flows to be generated from the technologies discounted at a rate of approximately 10%. The estimated fair value of the technologies will be amortized over a period of 8 years, following the pattern in which the economic benefits of the technologies are expected to be realized.

Non-compete agreements

The estimated fair value attributed to the acquired non-compete agreements were determined based on a discounted forecast of the estimated net future cash flows with and without the non-compete agreements in place, discounted at a rate of approximately 10%. The estimated fair value of the acquired non-compete agreements will be amortized on a straight line basis over a period of 3 years, which represents the contractual term of each non-compete agreement.

Trade names

The estimated fair value attributed to the acquired trade names were determined based on a discounted forecast of the estimated net future cash flows discounted at a rate of approximately 10%. The estimated fair value of the trade names will be amortized on a straight line basis over a period of 8 years, following the pattern in which the economic benefits of the trade names are expected be realized from a market participant.

Amortization

We expect the amortization of the noted intangibles to impact operating results by amounts ranging between $50 million and $55 million for each of the five consecutive twelve month periods following the date of acquisition.

6.     Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined condensed financial information, noting that the allocation of purchase price is preliminary and is subject to changes, are as follows:

Unaudited Pro Forma Combined Condensed Balance Sheet

(a)	The components of pro forma adjustment (a) to reflect Dealertrack’s funding and use of cash to purchase Dealer.com are as follows:

	Cash from Term loan B credit facility, net of debt discount and debt issuance costs	$559,499
	Cash portion of purchase price	(617,854)
	Additional acquired cash	37,252
	Cash paid for transaction expenses at closing	(6,151)
	Total of pro forma adjustment (a)	$(27,254)

(b)	To record federal and state tax attributes expected to be available for future use by Dealertrack.	$14,979

(c)	To reflect the adjustment of Dealer.com's property and equipment to estimated acquired fair value as if the transaction occurred on December 31, 2013. The fair value adjustments are preliminary.	$(2,099)

(d)	To eliminate Dealer.com historical capitalized internal use software development costs for which the fair value was determined by Dealertrack in purchase accounting and recorded in intangible assets.	$(7,953)

(e)	The components of pro forma adjustment (e) are as follows (in thousands):

	To eliminate Dealer.com's historical intangible asset values.	$(5,499)
	To reflect Dealertrack's purchase accounting fair value of the Dealer.com acquired intangible assets. Fair value adjustments are preliminary.	464,630
	Total of pro forma adjustment (e)	$459,131

(f)	The components of pro forma adjustment (f) are as follows (in thousands):

	To eliminate Dealer.com's recorded goodwill.	$(6,948)
	To reflect Dealertrack's purchase accounting fair value of the indicated goodwill. Fair value adjustments are preliminary.	730,357
	Total of pro forma adjustment (f)	$723,409

(g)	To record federal and state tax attributes expected to be available for future use by Dealertrack.	$16,727

(h)	The components of pro forma adjustment (h) are as follows (in thousands):

	To eliminate accrued transaction fees.	$(1,066)
	To reflect withholding taxes liability resulting from transaction.	57,606
	To reflect contingent obligations.	10,500
	To adjust uncertain tax positions.	2,759
	Total of pro forma adjustment (h)	$69,799

(i)	The components of pro forma adjustment (i) are as follows (in thousands):

	To reflect the write-down of Dealer.com's short-term deferred revenue to its estimated acquired purchase accounting fair value.	$(1,159)
	To reflect the write-down of Dealer.com's long-term deferred revenue to its estimated acquired purchase accounting fair value.	(224)

(j)	To eliminate Dealer.com short-term debt which was not acquired by Dealertrack.	$(54)

(k)	The components of pro forma adjustment (k) are as follows (in thousands):

	Adjustment represents the tax effect of pro forma adjustments (c), (d), (e) and (i), at a statutory rate of 39.0%.	$175,679
	Adjustment for deferred taxes related to intangibles	(4,127)
	Total of pro forma adjustment (k)	$171,552

(l)	The components of pro forma adjustment (l) are as follows (in thousands):

	Issuance of Term Loan B credit facility	$575,000
	Issuance of Term Loan B credit facility - debt discount and debt issuance fees	(15,501)
	To eliminate Dealer.com long-term debt which was not acquired by Dealertrack.	(1,065)
	Total of pro forma adjustment (l)	$558,434

(m)	The components of pro forma adjustment (m) are as follows (in thousands):

	To eliminate Dealer.com's equity.	$(93,694)
	To eliminate accrued transaction fees.	1,066
	To record equity impact of issuance of 8.715 million shares for a portion of acquisition price.	471,220
	Total of pro forma adjustment (m)	$378,592

Unaudited Pro Forma Combined Condensed Statement of Operations

(AA)	The components of pro forma adjustment (AA) are as follows (in thousands):

	To reflect amortization expense related to the acquired identifiable intangible assets, calculated over the estimated useful lives as if the acquisition occurred on January 1, 2013 (See Note 5).	$51,301
	To eliminate Dealer.com's historical amortization expense included within the operating results of Dealer.com for the year ended December 31, 2013.	(227)
	Total of pro forma adjustment (AA)	$51,074

(BB)	To eliminate professional fees related to the Dealer.com acquisition included within the operating results of Dealertrack for the year ended December 31, 2013.	$(1,066)

(CC)	The components of pro forma adjustment (CC) are as follows (in thousands):

	To reflect interest expense related to debt incurred in conjunction with acquisition at 3.5%. (A 1/8th % change in rate would impact interest expense by $0.7 million annually).	$(20,125)
	To eliminate interest expense on debt not acquired by Dealertrack which is included within the operating results of Dealer.com for the year-ended December 31, 2013.	26
	Total of pro forma adjustment (CC)	$(20,099)

(DD)	Adjustment represents the tax effect of pro forma adjustments (BB) and (CC) at a statutory rate of 39.0%.	$7,423